Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

The undersigned, desiring to amend the Certificate of Formation pursuant to the provisions of Section 18-202 of the Limited Liability Company Act of the State of Delaware, does hereby certify as follows:

FIRST. The name of the limited liability company is OMS GP LLC.

SECOND. Article FIRST of the Certificate of Formation shall be amended as follows:

“FIRST. The name of the limited liability company is OMP GP LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Formation as of May 12, 2017.

By:	OMS Holdings LLC
Sole Member

/s/ Nickolas J. Lorentzatos
Nickolas J. Lorentzatos
Executive Vice President, General Counsel and Secretary